Exhibit 10.3

[MOAG & COMPANY LETTERHEAD]

April 16, 2003

PERSONAL AND CONFIDENTIAL

Mr. Terry Hanson

President and Chief Operating Officer

Team Racing Auto Circuit, L.L.C.

13801 Reese Blvd. West, Suite 150

Huntersville, North Carolina 28078

Dear	Terry:

This letter is to confirm our understanding of the basis upon which Moag & Company, L.L.C. (“Moag & Company”) is being engaged by Team Racing Auto Circuit, L.L.C. (“TRAC” or the “Company”) to provide the services described herein.

1.	The Company hereby engages Moag & Company as the Company’s sole and exclusive agent for the purpose of (a) identifying opportunities for the sale of exclusive operating rights of TRAC teams (the “Operating Rights”, and each TRAC team individually, the “Team” and collectively, the “Teams”); (b) advising the Company concerning opportunities for the sale of such Operating Rights, whether or not identified by Moag & Company; and (c) as requested by the Company, participating on the Company’s behalf in negotiations concerning the sale of such Operating Rights.

2.	In connection with our engagement, Moag & Company will develop, in consultation with the Company, a list of entities that Moag & Company believes might be potential purchasers of Operating Rights to the Teams. Moag & Company will initiate discussions with potential purchasers, participate in the negotiation of possible transactions and advise the Company as to negotiating strategy and other matters in connection therewith. The Company will furnish Moag & Company with all information and material regarding the Company and the Operating Rights as Moag & Company may request in connection with the performance of its obligations hereunder. Moag & Company will assist the Company in preparing a document or documents (collectively, “Documents”) to describe the Company, the Operating Rights, and the Teams, and its management and financial status for use in discussions with prospective purchasers. The Company represents and warrants that all information made available to Moag & Company by the Company or contained in the Documents will, at all times during the period of the engagement of Moag & Company hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Moag & Company or contained in the Documents will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder, Moag & Company will be using and relying, without any independent investigation or verification thereof, on all information that is or will be furnished to Moag & Company by or on behalf of the Company and on publicly available information, and Moag & Company will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information (included in the Documents or otherwise), and that Moag & Company will not undertake to make an independent appraisal of any of the assets of the Company, any of its subsidiaries or affiliates or the Operating Rights. The Company understands that in rendering services hereunder Moag & Company will also rely upon the advice of counsel to the Company and other advisors to the Company as to legal, tax and other matters relating to any transaction or proposed transaction contemplated by this Agreement. The Company acknowledges and agrees that in no event shall Moag & Company facilitate, advise or negotiate the sale of securities pursuant to this engagement. Nonetheless, notwithstanding the fact that the Operating Rights do not constitute securities, Moag & Company shall conduct the sales process consistent with processes that qualify for exemption under 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

3.	For the purposes of this Agreement:

(a)	A “sale” of Operating Rights shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, the Operating Rights to a Team are transferred for consideration by the Company. The predetermined and agreed upon minimum purchase price of the Operating Rights, together with the other consideration TRAC shall require from a purchaser of Operating Rights (the “Purchase Price”) is summarized below:

(i)	$2.5 million for nine cars and three standard transporters, logo-design, development and trademark registration, web site design and development and related start-up boats and expenses.

Item (i) represents the initial purchase price (the “Initial Purchase Price”).

(ii)	$6.0 million paid over a four-year period for the territorial operating license (the “Additional Payments”) as follows:

•	$1.0 million paid at the beginning of the first racing year, 2004;

•	$1.3 million paid at the beginning of the second racing year, 2005;

•	$1.7 million paid at the beginning of the third racing year, 2006; and,

•	$2.0 million paid at the beginning of the fourth racing year, 2007.

It is provided, however, that the Company shall have the right to change the allocation set forth above and to increase the minimum purchase price upon reasonable prior notice to Moag & Company and to require prospective purchasers to enter into other transactions with the Company and its affiliates.

4.	Moag & Company shall develop, update and review with the Company on a regular basis a list (the “List”) of parties which might be interested in purchasing the Operating Rights. In addition, the Company shall furnish to Moag & Company the names of all parties that the Company had contact with regarding a sale of the Operating Rights, and shall refer to Moag & Company all parties who contact the Company or its subsidiaries, affiliates or representatives during the term hereof regarding a sale of the Operating Rights; all such additional parties shall be included on the List. Moag & Company shall contact only such parties on the List as the Company approves.

5.	The Company may in its sole discretion refuse to discuss or negotiate the sale of the Operating Rights with any party for any reason whatsoever and may terminate negotiations with any party at any time.

6.	As compensation for the services rendered by Moag & Company hereunder, the Company shall pay or cause Moag & Company to be paid as follows:

(a)	A fee of $25,000, which Moag & Company acknowledges already receiving. This fee shall be earned when paid and shall be non-refundable, provided that such fee shall be credited against any fees that may be payable pursuant to subsection 6(b) below.

(b)	Subject to paragraph 1(a), if a sale of Operating Rights by the Company occurs, or the Company reaches a preliminary or definitive agreement in respect of such sale with a party, either:

(i)	during the term of Moag & Company’s engagement hereunder, regardless of whether the party or parties to the sale were identified by Moag & Company or whether Moag & Company tendered advice concerning the sale, or

(ii)	at any time following the effective date of termination of Moag & Company’s engagement hereunder, and the sale involves a party included on the list to which Moag & Company had substantial contact, then, if such sale is closed, the Company shall pay or cause Moag & Company to be paid as follows:

(iii)	A fee (the “Initial Fee”) equal to $400,000 for each sale of Operating Rights, which shall be payable upon the closing of the sale of the Operating Rights and other assets.

(iv)	Warrants to purchase a number of common shares of Team Sports Entertainment (the “Warrants). The Warrants shall be issued upon the closing of the sale of each of the Operating Rights and other assets. The aggregate fair market value of the common shares, as determined on the date of the consummation of the sale of the Operating Rights and other assets, shall be equal to $200,000 for each sale of Operating Rights (based on the greater of a value of $1.00 per share or the Average Trading Price (as defined below), subject to adjustment in the case of the $1.00 per share minimum, for any stock splits, reverse stock splits, or similar transactions).

The Warrants shall be earned as of, and shall be issued to Moag & Company or its designated affiliate upon the closing of the sale of each of the Operating Rights and other assets and shall be exercisable at a price equal to the greater of $1.00 per share (subject to adjustment for any stock splits, reverse stock splits, or similar transactions) or the preceding ten-day closing trading average (based on the average of the last closing bid prices) of the price per share of Team Sports Entertainment as established at the time of closing of such sale (“Average Trading Price”). The Warrants may be exercised based on the following timeline: 25% after the one year anniversary of the closing of a sale, 25% after two years, 25% after three years and the remaining 25% after four years, provided the purchaser is not in payment default to the Company. The warrants shall be for a term of seven years and shall have anti-dilution, cashless exercise (as described below), “piggyback” registration rights and such other provisions as are customary for warrants of this nature. The term “cashless exercise” as used herein means the right to either (i) exercise by delivering to Team Sports Entertainment that number of securities of Team Sports Entertainment having an aggregate market value as described above for the number of securities for which the Warrants are being exercised, or (ii) receive from Team Sports Entertainment in exchange for the Warrants a number of securities of the class covered by the Warrants having an aggregate market value equal to the difference between the aggregate market value and exercise price of the securities covered by the Warrants.

7.	In addition to the fees described in Section 6 above, and whether or not any sale of the Operating Rights is consummated, the Company will pay all of Moag & Company’s reasonable out-of-pocket expenses (including document and presentation material expenses and the fees and expenses of its counsel) incurred in negotiating the terms of and in carrying out its duties under this engagement. Such out-of-pocket expenses shall not exceed an aggregate $10,000 without the Company’s prior approval and shall be payable upon request by Moag & Company.

8.	In connection with engagements of the nature covered by this Agreement, it is Mong & Company’s practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

9.	The Company represents and warrants to Moag & Company that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company.

10.	Except as contemplated by the terms hereof or as required by applicable law, Moag & Company shall keep confidential all material non-public information provided to it by the Company, and shall not disclose such information to any third party, other than such of its employees, affiliates, agents and advisors as Moag & Company determines to have a need to know. The Documents and any other confidential information or data about the Company or the Investment will be made available to a potential purchaser only upon its execution of a confidentiality agreement prepared by Moag & Company and acceptable to the Company. Moag & Company will destroy all confidential information in its possession in the event that this engagement is terminated prior to consummation of a sale, in which event the provisions of this Section 10 shall terminate.

11.	Moag & Company is being retained to serve as financial advisor solely to the Company, and it is agreed that the engagement of Moag & Company is not, and shall not be deemed to be, on behalf of, and is not intended to confer rights or benefits upon, any shareholder or creditor of the Company or Team Sports Entertainment or its subsidiaries or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Moag & Company or any statements, conduct or advice of Moag & Company, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Moag & Company in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Moag & Company shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Moag & Company (or to such opinions, advice or other assistance) be made without the express prior written consent of Moag & Company.

12.	The Company agrees that, following the closing or consummation of a sale of the Company, Moag & Company has the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company hereunder, provided that Moag & Company will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld. In the event that Moag & Company elects to include the logo of the Company in any advertisement, the logo of the Company will be at least as large as any other logo included in the advertisement, with the exception of the Moag & Company logo. It is also agreed that the

Company has the right to include the Moag & Company logo in any advertisement, provided that the Company will submit a copy of any such advertisement to Moag & Company for its prior approval, which approval shall not be unreasonably withheld.

13.	The term of this engagement will continue until the earlier of one year from the date hereof, the closing or consummation of a sale of the Operating Rights or until terminated in the manner provided for in this Section. Either party may terminate Moag & Company’s engagement hereunder at any time by giving the other party at least 30 days’ prior written notice. Within 30 days alter the effective date of any such termination, Moag & Company will deliver to the Company a copy of the List as then constituted. The provisions of Sections 2, 6, 7, 8, 10 and 12 hereof shall survive any expiration or termination of this Agreement.

14.	The Company represents and warrants that there are no brokers, representatives or other persons who have an interest in any compensation due to Moag & Company from any transaction contemplated herein.

15.	The terms and provisions of this Agreement are solely for the benefit of the Company and Moag & Company and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this Agreement. This Agreement represents the entire understanding between the Company and Moag & Company with respect to Moag & Company’s engagement hereunder, and all prior discussions are merged herein. This Agreement shall be governed by, and construed in accordance with, the laws of State of New York without regard to such state’s principles of conflicts of laws, and may be amended, modified or supplemented only by written instrument executed by each of the parties hereto.

16.	Any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby shall be settled by arbitration in the City of New York, New York, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration shall be paid by the Company.

If the foregoing correctly sets forth the entire understanding and agreement between Moag & Company and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

MOAG & COMPANY

By: /s/ John A. Moag, Jr.

John A. Moag, Jr.

Chairman and CEO

AGREED:

Team	Racing Auto Circuit, L.L.C.

By:	/s/ Terry Hanson
Terry Hanson President and COO

ATTACHMENT A

MOAG & COMPANY, L.L.C.

INDEMNIFICATION, CONTRIBUTION AND

LIMITATION OF LIABILITY PROVISIONS

(a)	The Company agrees to indemnify and hold harmless Moag & Company and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Moag & Company or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Moag & Company and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of Moag & Company’s activities on behalf of the Company. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including reasonable fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person under this Agreement, subject to an undertaking by the Indemnified Person to repay such amounts if it is subsequently determined that the Indemnified Person was not entitled to such amounts under this Agreement.

(b)	If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Moag & Company on the other, but also the relative fault of the Company and Moag & Company, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Moag & Company pursuant to this Agreement.

It is hereby further agreed that the relative benefits to the Company on the one hand and Moag & Company on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to Moag & Company with respect to such transaction.

(c)	No Indemnified Person shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.

(d)	The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding.

(e)	To the extent officers or employees of Moag & Company appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from a sale of the Company or Moag & Company’s engagement hereunder, the Company will pay Moag & Company, in addition to the fees set forth above, Moag & Company’s customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from a sale of the Company or Moag & Company’s engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including reasonable fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

(f)	The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Moag & Company, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(g)	The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration of the term of this Agreement and the closing of any sale of the Company.